Exhibit 10(s)

PPL

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated
Effective as of July 1, 2003

PPL

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AMENDED AND RESTATED EFFECTIVE JULY 1, 2003

PPL
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, PPL Electric Utilities Corporation adopted the PPL Supplemental Executive Retirement Plan (the "Plan"), effective July 1, 1985, as amended and restated from time to time, for certain of its employees;

WHEREAS, PPL Electric Utilities Corporation withdrew as Plan Sponsor, and PPL Services Corporation ("PPL") accepted and assumed the duties of Plan Sponsor, effective July 1, 2000; and

WHEREAS, PPL desires at this time to amend and restate the Plan;

NOW, THEREFORE, effective as of July 1, 2003, the Plan is continued, amended and restated as hereinafter set forth:

ARTICLE I
PURPOSE

1.Purpose. The purpose of this Supplemental Executive Retirement Plan is to provide certain officers and key executives of PPL and Participating Companies with appropriate levels of retirement income so that total retirement income for such employees is competitive with other employers, to facilitate smooth and orderly transitions from key positions, and to attract and retain seasoned, mid-career executives.

ARTICLE II
DEFINITIONS

2.Definitions.

The following terms shall have the same definitions as they are given in the PPL Retirement Plan:

(a)Actuarial Equivalent.

(b)Affiliated Company or Affiliated Companies.

(c)Board of Directors (herein referred to as "Board").

(d)PPL.

The following terms shall have the following definitions under this PPL Supplemental Executive Retirement Plan:

(e)"Benefit" means the Benefit payable under this Plan calculated under Article 4.

(f)"Cause" for Participant's Termination of Employment by PPL or an Affiliated Company means

(1)the willful and continued failure by Participant to substantially perform Participant's duties with PPL or an Affiliated Company (other than any such failure resulting from Participant's incapacity due to physical or mental illness or, if applicable, any such actual or anticipated failure after the issuance of any "Notice of Termination for Good Reason" by the Participant pursuant to any severance agreement between Participant and PPL or an Affiliated Company) after a written demand for substantial performance is delivered to Participant by the Board, which demand specifically identifies the manner in which the Board believes that Participant has not substantially performed Participant's duties, or

(2)the willful engaging by Participant in conduct which is demonstrably and materially injurious to PPL or an Affiliated Company, monetarily or otherwise.

(3)For purposes of Subsections (1) and (2) of this definition, (A) no act, or failure to act, on Participant's part shall be deemed "willful" unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant's act, or failure to act, was in the best interest of PPL or the Affiliated Company, and (B) in the event of a dispute concerning the application of this provision, no claim by PPL or an Affiliated Company that Cause exists shall be given effect unless PPL or the Affiliated Company establishes to the Board by clear and convincing evidence that Cause exists.

(g)"CLC" shall mean the Corporate Leadership Council of PPL Corporation.

(h)"Early Retirement Reduction Factor" means the percentage that appears adjacent to the Participant's age below determined under the appropriate column.

(1)Column (1) shall apply to any Retiree.

(2)Column (2) shall apply to any Terminated Vested Participant.

	Percentage of Benefit Received
	(1)	(2)

Age When
Benefits		Terminated
Start	Retiree	Vested

60	100	100
59	95	90
58	90	80
57	85	70
56	80	60
55	75	50
54	70	N/A
53	65	N/A
52	60	N/A
51	55	N/A
50	50	N/A
49 or younger	N/A	N/A

(i)"Participant" means

(1)any elected officer or other key employee of PPL or of a Participating Company who is designated as eligible in a resolution adopted by the board of directors of such Participating Company and is approved for participation in this Plan by the CLC.

(2)any individual formerly described in Paragraph (1) who has not yet had a Termination of Employment, or any individual formerly described in Paragraph (1) who has had a Termination of Employment and is entitled to receive benefits under Article 3 of this Plan. All Participants of this Plan are listed in Appendix A.

(j)"Participating Company" means PPL Services Corporation, PPL Electric Utilities Corporation (prior to February 14, 2000, PP&L, Inc.), PPL EnergyPlus, LLC (prior to February 14, 2000, PP&L EnergyPlus Co., LLC), PPL Global, LLC, PPL Montana, LLC and each other Affiliated Company that is designated by the CLC to adopt this Plan by action of its board of directors or managers.

(k)"Plan" means this Supplemental Executive Retirement Plan, as amended from time to time.

(l)"PPL Corporation" means PPL Corporation (prior to February 14, 2000, PP&L Resources, Inc.).

(m)"Retiree" means a Participant who has a Termination of Employment after:

(1)attaining age 55 and completing at least 10 Years of Service, or

(2)attaining age 60, or

(3)attaining age 50, completing at least 10 Years of Service, and whom the CLC, unless the Participant is a member of the CLC, in its sole discretion, determines is entitled to an immediately payable Benefit. A Participant who is a member of the CLC who seeks to be a Retiree by reason of attaining age 50 and completing at least 10 Years of Service must be approved by the Compensation and Corporate Governance Committee of the Board of Directors of PPL Corporation.

(n)"Retirement" shall be deemed the reason for a Participant's Termination of Employment if such employment is terminated in accordance with PPL's or an Affiliated Company's retirement policy, including early retirement, generally applicable to its salaried employees.

(o)"Retirement Plan" means the PPL Retirement Plan, as amended from time to time.

(p)"Supplemental Final Average Earnings" means the following:

(1)Supplemental Final Average Earnings means twelve times the average of a Participant's "compensation" as defined in Paragraphs (A) through (B) below, from PPL and/or an Affiliated Company, for the 60 full consecutive months in the final 120 (or fewer) full consecutive months during which he is employed by PPL and/or an Affiliated Company. For this purpose, non-consecutive months interrupted by periods in which the Participant receives no "compensation" shall be treated as consecutive. For purposes of this Section, "compensation" shall include the following:

(A)the Participant's base salary from PPL and/or any Affiliated Company prior to any deferrals to the Officers Deferred Compensation Plan or any other nonqualified deferred compensation plan of an Affiliated Company or any Internal Revenue Code section 401(k) plan by which Participant is covered, plus

(B)the value of any cash grants attributable to any month used in the average, awarded to Participant pursuant to the executive incentive awards program initially approved by the Board on October 25, 1989 or any similar program maintained by an Affiliated Company.

(2)For the purposes of determining the Participant's "compensation" under Subsection (1) of this definition, the CLC will determine the amount of any cash grant awarded to the Participant under any incentive awards program, and prorate such amount over the year for which the award was granted.

Notwithstanding the foregoing, if a Participant transfers from a Participating Company to an Affiliated Company that is not a Participating Company after becoming a Participant, earnings with the Affiliated Company after the date of such transfer (or for the duration of each such transfer if the Participant transfers more than once) shall not count in the Participant's Supplemental Final Average Earnings.

(q)"Terminated Vested Participant" means a Participant:

(1)who has a Termination of Employment after attaining age 50 but not age 55, and completing at least 10 Years of Service, and

(2)whom the CLC (or Compensation and Corporate Governance Committee, if applicable), in its sole discretion, does not determine is entitled to an immediately payable Benefit.

(r)"Termination of Employment" means the Participant's termination of employment with PPL and all Affiliated Companies.

(s)"Years of Service" means the number of full and partial years used to calculate Participant's accrued benefit under the Retirement Plan, or which would be used to calculate an accrued benefit if the Participant were eligible to participate in the Retirement Plan but (1) excluding years prior to Participant's attainment of age 30, and (2) including service with any Affiliated Company prior to the Participant's most recently becoming a Participant eligible under this Plan, provided such service would otherwise be counted under the Retirement Plan, but excluding any such service with an Affiliated Company performed before the Affiliated Company became an Affiliated Company, and (3) including Supplemental Years of Service granted to the Participant as set forth in Appendix A.

(t)"Year(s) of Vesting Service" means (1) the number of full years used to calculate Participant's vested interest in his accrued benefit under the Retirement Plan, or which would be used if eligible under the Retirement Plan, but excluding any such service with an Affiliated Company performed before the Affiliated Company became an Affiliated Company, and (2) the number of Supplemental Years of Service, if any, that may have been granted to the Participant, as set forth in Appendix A.

ARTICLE III
BENEFIT ELIGIBILITY

3.Benefit Eligibility.

(a)A Participant shall be eligible for a Benefit if and only if, upon his Termination of Employment, he is either:

(1)a Retiree, or

(2)a Terminated Vested Participant.

(b)Notwithstanding Section 3(a), any Participant otherwise eligible for benefits shall forfeit any and all benefits under the Plan if such Participant's Termination of Employment is by PPL or an Affiliated Company for Cause.

ARTICLE IV
AMOUNT OF BENEFIT

4.Amount of Benefit.

(a)A Participant entitled to benefits under Article 3 will be paid a Benefit equal to an annual amount payable for the life of Participant calculated pursuant to Sections (b) through (f) below:

(b)The amount calculated under Subsection (1) and/or (2), as appropriate, and subject to (3):

(1)The sum of (A) plus (B):

(A)2.0% of Participant's Supplemental Final Average Earnings times his Years of Service up to 20, plus

(B)1.5% of Participant's Supplemental Final Average Earnings times his Years of Service in excess of 20 but not in excess of 30.

(2)With respect to any Participant who was an officer in a PPL Salary Group I through IV on December 31, 1997, or was a Participant in an Affiliated Company SERP and who had a vested accrued benefit under that SERP, such Participant shall have a Benefit equal to the amount calculated under Section 4(b)(1), or the amount indicated for the Participant as a Minimum Accrued Benefit in Appendix A, whichever is greater.

(c)The amount calculated under Section (b) shall be multiplied by the applicable Early Retirement Reduction Factor,

(d)With respect to all Participants, the amount calculated under Sections (b) and (c) shall be reduced by the following amounts, to the extent such amounts are accrued during periods for which the Participant is credited with Years of Service under this Plan:

(1)The Participant's vested accrued benefit under the Retirement Plan (but not including any temporary supplemental amounts payable under Section 5.3(b) of the Retirement Plan),

(A)expressed as a single life annuity, and

(B)expressed as a benefit payable at the same time as Participant's Benefit, except that in the event Participant commences benefits under this Plan prior to commencing benefits under the Retirement Plan, the reduction will be made as if Participant had commenced benefits under the Retirement Plan at the later of age 55 or commencement of benefits under this Plan, based on the early retirement factors, and interest and mortality assumptions used in the Retirement Plan. The amount of the reduction will not thereafter be changed upon Participant's actual commencement of benefits under the Retirement Plan.

For purposes of this Subsection (d)(1), the term "Retirement Plan" shall include any successor plan.

(2)The Participant's vested accrued benefit under any other nonqualified defined benefit plan maintained by PPL, expressed as a single life annuity payable at the same time as Participant's Benefit, based on the early retirement factors and interest and mortality rates used in such plan.

(3)With respect to those Participants who have service with an Affiliated Company, the Participant's vested accrued benefit not attributable to the Participant's Contributions, if any, under any tax-qualified employee benefit plan as defined by Section 401 of the Internal Revenue Code of 1986, as Amended. Such benefit shall be expressed as a single-life annuity payable at the same time as Participant's Benefit, based upon the definition of Actuarial Equivalent, if an account balance in a defined contribution plan, or based upon the plan's actuarial assumptions, if a defined benefit plan.

The best data available will be used to determine the amounts to be offset under this Section (4(d)(3)). The CLC has the absolute, discretionary power to make reasonable approximations and estimates to determine the value and amount of such offset amounts, applied uniformly to all similarly situated Participants.

(e)The amount calculated under Section (b) of this Article with respect to a Participant who has ceased to be an eligible Participant shall be calculated on the basis of his Years of Service as of the date of his ineligibility, and on the basis of his Supplemental Final Average Earnings and his Years of Vesting Service as of the date of his Termination of Employment.

(f)In the event that a Participant's benefits under any plan to which Section (d) of this Article refers are subject in whole or in part to a domestic relations order, Benefit payments shall be calculated and paid without regard to such order.

ARTICLE V
TIME OF PAYMENT

5.Time of Payment.

A Participant who is eligible for benefits under Article 3 shall start receiving Benefit payments on the date set forth below.

(a)A Retiree shall receive benefits as soon as administratively practicable following his Termination of Employment.

(b)A Terminated Vested Participant shall receive benefits as follows:

(1)If he has elected, and the CLC has approved, a single sum form of benefit under Article 6, such single sum shall be paid as soon as administratively practicable following his Termination of Employment.

(2)If he has elected an annuity form of benefit under Article 6, such annuity form shall start to be paid as soon as administratively practicable following his attainment of age 55.

(c)In the event that PPL Corporation distributes to its shareowners as a dividend a sufficient number of shares of PPL Corporation or an Affiliated Company, on a pro rata basis, in accordance with their PPL Corporation equity ownership, or in the event of the sale of up to 25% of the securities of PPL or an Affiliated Company in an initial public offering of securities registered under the Securities Act of 1933, such distribution or sale of shares resulting in a Spin-Off Company (the "Spun-Off Company"), with the effect that the Spun-Off Company no longer meets the definition of PPL or an Affiliated Company, and in connection with such distribution or sale, a Participant becomes an employee of the Spun-Off Company, the payment of any Benefit to which Participant (or his beneficiary) is entitled under the Plan shall be made or shall commence to be made no earlier than at such time as the Participant (or his beneficiary) is eligible to commence to receive to a distribution (either immediate or deferred) under the Retirement Plan or any successor plan.

ARTICLE VI
METHOD OF PAYMENT

6.Method of Payment.

(a)A Participant who is eligible to receive benefits under the Retirement Plan and who elects to receive such benefits at the time Benefit payments begin may elect to have his Benefit paid in one of the following forms of benefit, each of which shall be the Actuarial Equivalent of his Benefit:

(1)the form of annuity payment in which his Retirement Plan benefits are to be paid, (provided, however, if any monthly payment would be 100 dollars or less, the CLC, in its discretion, may elect to make such payments in such installments as the CLC may determine or in a single sum payment), or

(2)a single sum, if approved by CLC in its sole discretion.

(b)A Participant who is not eligible to receive benefits under the Retirement Plan or who has elected not to receive such benefits under the Retirement Plan at the time Benefit payments begin, may elect one of the following forms of benefit, which shall be the Actuarial Equivalent of his Benefit, provided, however, that if he elects an annuity form under Paragraph (1), (2) or (3) below, and if any monthly payment would be 100 dollars or less, the CLC, in its discretion, may elect to make such payments in such installments as the CLC may determine, or in a single sum payment:

(1)a single life annuity with equal monthly installments payable to the Participant for his lifetime; or

(2)a joint and survivor annuity with the Participant's designated beneficiary, payable in monthly installments to the Participant for his lifetime and with a specified percentage of the amount of such monthly installment payable after the death of the Participant to the designated beneficiary of such Participant, if then living, for the life of such designated beneficiary; or

(3)a single life annuity payable in equal monthly installments to the Participant for his lifetime, with 60, 120 or 180 monthly payments guaranteed, or

(4)a single sum, if approved by CLC in its sole discretion.

(c)A Participant may elect a form of benefit hereunder by filing written notice with the CLC at anytime at least 12 months prior to the first day of the calendar month for which a Benefit is first payable to Participant. The CLC may waive this requirement in its sole discretion. If a Participant described in Section (a) of this Article fails to elect a form of benefit within the prescribed time period, the benefit shall be paid in the form in which such Participant's Retirement Plan benefits are paid. If a Participant described in Section (b) of this Article fails to elect a form of benefit within this time period, the benefit shall be paid in the form of a single-life annuity if the Participant does not have a spouse on the date of benefit commencement and in the form of a 50% joint and survivor annuity with Participant's spouse as the beneficiary if the Participant has a spouse on the date of benefit commencement.

ARTICLE VII
PRERETIREMENT SURVIVING SPOUSE BENEFIT

7.Preretirement Surviving Spouse Benefit. In the event of the death of a Participant prior to the commencement of payment of the Participant's Benefit, the Participant's surviving spouse will be paid a supplemental spouse's annuity based on the Benefit and made in accordance with all the terms and conditions applicable to a qualified preretirement survivor annuity under the Retirement Plan. The supplemental annuity described in the preceding sentence shall not be payable if the Participant had less than 10 Years of Service at date of death or with respect to a Participant described in Section 3(b).

ARTICLE VIII
ADMINISTRATION

8.Administration. The CLC shall have the discretionary authority and final right to interpret, construe and make benefit determinations (including eligibility and amount) under the Plan. The decisions of the CLC are final and conclusive for all purposes. If one or more members of the CLC are disqualified by personal interest from taking part in a particular decision, the remaining member or members of the CLC (although less than a quorum) shall have full authority to act on the matter. The CLC shall have authority to delegate specified duties and responsibilities to the Executive Committee of the CLC, or other PPL Committees.

ARTICLE IX
MISCELLANEOUS

9.Miscellaneous.

(a)If any person to receive payment is a minor, or is deemed by the CLC or is adjudged to be legally incompetent, the payments shall be made to the duly appointed guardian or committee of such minor or incompetent, or they may be made to such person or persons who the CLC believes are caring for or supporting such minor or incompetent.

(b)All payments to persons entitled to benefits under this Plan shall be made to such persons and shall not be grantable, transferable or otherwise assignable in anticipation of payment thereof, in whole or in part, by the voluntary or involuntary acts of any such persons, or by operation of law, and shall not be liable or taken for any obligation of such person. PPL will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, Participant agrees to hold PPL harmless from any claim that arises out of PPL's obeying any such order whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

(c)Nothing in this Plan shall confer any right on any Participant to continue in a Participating Company's employ or to receive compensation, nor shall anything in this Plan affect in any way the right of a Participating Company to terminate any Participant's employment at any time.

(d)The expenses of administration hereunder shall be borne by PPL.

(e)This Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Pennsylvania.

(f)Solely for Participants who are employees of PPL Electric Utilities Corporation and any subsidiaries thereof ("PPL Electric") immediately prior to their termination of employment ("Electric Employees"), all payments from this Plan to an Electric Employee or a beneficiary of such an Electric Employee shall be made from the general assets of PPL Electric. For all Participants who are not Electric Employees, all payments from this Plan to a Participant or a beneficiary of such Participant shall be made from the general assets of PPL Corporation and all Participating Companies except PPL Electric ("PPL (Non-Electric"). Except as set forth in the PPL Employee Nonqualified Plans Trust of April 1, 2001, this Plan shall not require PPL, any Participating Company or an Affiliated Company to set aside, segregate, earmark, pay into trust or special account or otherwise restrict the use of its assets in the operation of the business. Participant shall have no greater right or status than as an unsecured creditor of PPL Electric, if an Electric Employee, or PPL (Non-Electric) if not an Electric Employee, with respect to any amounts owed to Participant hereunder.

(g)The masculine pronoun shall be deemed to include the feminine and the singular to include the plural unless a different meaning is plainly required by the context.

ARTICLE X
TERMINATION OR AMENDMENT

10.Termination or Amendment. The Board may, in its sole discretion, terminate and amend this Plan from time to time provided, however, that the Plan may not be terminated or amended to the prejudice or detriment of any Participant during the three (3) year period immediately following a Change in Control (as defined in the PPL Retirement Plan) (or, if later, thirty six (36) months from the consummation of the transaction giving rise to the Change in Control). Without limiting the generality of the foregoing, the proviso of the preceding sentence shall not, at any time or in any event, be amended or deleted. Subject to the foregoing, the CLC may adopt any amendment that does not significantly affect the cost of the Plan or significantly alter the benefit design or eligibility requirements of the Plan. Each amendment to the Plan will be binding on the Participating Company to which it applies. No termination or amendment shall (without Participant's consent) alter Participant's right to monthly payments which have commenced prior to the effective date of such termination or amendment. Prior to a Change in Control, the Board specifically reserves the right to terminate or amend this Plan to eliminate the right of any Participant to receive payment hereunder prior to the time when payments are in pay status under this Plan. Notwithstanding the foregoing, if PPL is liquidated, the CLC shall cause the amounts due hereunder to be paid in one or more installments or upon such other terms and conditions and at such other time as the CLC determines to be just and equitable, but in no event later than the time such amounts would otherwise have been paid.

ARTICLE XI
EFFECTIVE DATE

11.Effective Date. The original effective date of this Plan is July 1, 1985. The effective date of this amended and restated Plan is July 1, 2003.

Executed this _____ day of_______________, 2003.

PPL SERVICES CORPORATION

By:
Ronald Schwarz
Vice President-Human Resources

APPENDIX A
NOTE

Appendix A is an Excel document stored @ G:STAFCOMP\SERP\SERP Appendix A in Human Resources-Compensation. The original Appendix A, showing all plan participants as approved by William Hecht on behalf of the CLC, is stored in OGC's files with the original SERP Plan (approved by Ron Schwarz, VP-HR).

Due to the personal and confidential nature of this Appendix, participants will be provided with an individualized Appendix A only. An electronic copy of the individualized version for each of the participants is stored at the same G drive folder listed above; a hard copy will be stored in their individual file folder located in the Compensation section of the Human Resources Department.